Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2020 Financial and Operating Results

Second quarter 2020 results exceeded revised expectations delivering a net loss of $24.3 million, Adjusted EBITDA of $127.8 million, a 5% year-over-year increase, and Distributable Cash Flow of $74.4 million, a 15% year-over-year increase

G&P volumes outperformed base case forecast and MS&L segment benefitted from recently acquired NGL assets, positioning Crestwood to maintain its distribution for the second quarter and remain on-track to achieve full-year Adjusted EBITDA within the revised guidance range

Better than forecasted cash flow contributions combined with significantly reduced capital expenditures position Crestwood to begin generating substantial free cash flow going forward and further enhances Crestwood’s solid financial position currently highlighted by approximately 4.2x leverage, more than $400 million in liquidity and no near-term maturities until 2023

HOUSTON, TEXAS, August 4, 2020 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today reported its financial and operating results for the three months ended June 30, 2020.

Second Quarter 2020 Highlights (1)

•	Second quarter 2020 net loss of $24.3 million, compared to net income of $225.0 million in second quarter 2019

•	Second quarter 2020 Adjusted EBITDA of $127.8 million, an increase of 5% compared to $121.3 million in the second quarter 2019

•	Second quarter 2020 distributable cash flow to common unitholders of $74.4 million; Second quarter 2020 coverage ratio was 1.6x

•	Ended June 30, 2020 with approximately $2.6 billion in total debt and a 4.2x leverage ratio; Crestwood had $801 million drawn under its $1.25 billion revolver as of June 30, 2020

•	Announced second quarter 2020 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, payable on August 14, 2020, to unitholders of record as of August 7, 2020

Management Commentary

“Despite the unprecedented volatility and uncertainty faced by the energy industry during the first half of the year, I am very pleased with the resiliency of our diversified midstream portfolio in the second quarter generating Adjusted EBITDA of $127.8 million and Distributable Cash Flow of $74.4 million. Importantly, even in an extremely challenging quarter, both cash flow metrics were improved year-over-year and were well-above consensus estimates, driving robust leverage and coverage metrics of 4.2x and 1.6x, respectively, reflecting the current financial health of our partnership,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Our stronger than expected second quarter results were driven by improving oil demand, commodity prices and access to market that allowed our Bakken and Delaware Basin producers to swiftly restart shut-in production. Additionally, impressive contributions came from our crude oil storage and terminal assets at COLT, Dry Fork and Arrow, which enabled us to assist our Bakken producers during the market

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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disruption this quarter. Finally, our recently acquired NGL storage and terminal assets were quickly integrated and made a timely contribution to stronger than normal second quarter performance by our MS&L segment.”

Mr. Phillips continued, “Looking to the second half of 2020, we have increasing confidence in our ability to deliver the mid-to-upper range of our revised annual guidance based on several factors including lower shut-in production on our oil-weighted systems, the resumption of completion activities of the DUC inventory on the Bakken Arrow system, and higher operating margins across our portfolio due to significantly reduced O&M and G&A costs. Moreover, while we are currently dealing with uncertainty regarding both the DAPL pipeline in the Bakken and the bankruptcy of Chesapeake Energy, primarily affecting our Powder River Basin and Marcellus assets, we do not expect these situations to be long-term impediments to meeting our future expectations. With respect to DAPL, Crestwood is taking aggressive steps to mitigate the impact of a potential DAPL shut-in by enhancing our other Arrow downstream connections and offering increased COLT availability for our Arrow producers. On Chesapeake, our G&P contracts in the Powder River Basin are not currently subject to the bankruptcy proceeding and are market-based and competitive with third parties in the region. Chesapeake is current on all payables and we continue to provide critical midstream services in the Powder River Basin and Marcellus. Chesapeake production volumes are currently running at reduced levels in the Powder River Basin due to current lower net-back prices but are at near-record production levels in the Marcellus through our Stagecoach assets. As we work through the challenges 2020 presents, our conservative financial strategy will continue to focus on liquidity and balance sheet strength to provide flexibility in a volatile market, and we will continue to navigate the company through this down cycle to drive increased value for our unitholders, including generating free cash flow after capital expenditures and distributions beginning in the third quarter.”

Second Quarter 2020 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $87.2 million in the second quarter 2020 compared to $88.8 million in the second quarter 2019. Second quarter 2019 results exclude a $209.4 million non-cash gain related to the Jackalope acquisition in April 2019, and both periods exclude losses on long lived assets. During the second quarter 2020, segment EBITDA benefitted from a 148% increase in Bakken processing volumes as a result of the in-service of the Bear Den II processing plant in August 2019, a 14% increase in both Bakken natural gas gathering and water gathering volumes, and a 14% increase in Delaware gas gathering volumes over second quarter 2019, despite production curtailments across oil-weighted basins. These production curtailments were primarily experienced across the Bakken, Powder River Basin and Delaware Basin during the months of May and June as a result of lower commodity prices during the first half of the quarter driven by reduced hydrocarbon demand and limitations on physical storage capacity. As market conditions improved during the second half of the quarter and led to improved commodity prices, producers were able to return shut-in production quickly and efficiently resulting in production volumes exceeding Crestwood’s base case forecast. Looking to the second half of 2020, Crestwood anticipates oil-weighted volumes to be fully back online and new completion activity on the Arrow system beginning in the third quarter 2020.

Storage and Transportation segment EBITDA totaled $14.1 million in the second quarter 2020 compared to $13.7 million in the second quarter 2019. Second quarter 2020 natural gas storage and transportation volumes averaged 2.1 Bcf/d, compared to 2.0 Bcf/d in the second quarter 2019. At the Stagecoach Gas Services joint venture with Consolidated Edison, Crestwood continues to see stable transportation volumes driven by the strategic nature of 41 Bcf of underground natural gas working storage capacity supporting integral Northeast and mid-Atlantic markets. In the second quarter, the COLT Hub experienced a decline in rail loading volumes as a result of decreased production across the basin, which was offset by increased demand for crude storage capacity and contango pricing for crude oil. For the

NEWS RELEASE

second half of 2020, Crestwood expects COLT Hub rail loading volumes to increase as curtailed production volumes in the basin continue to come back online and more producers begin to utilize crude-by-rail to diversify takeaway access out of the basin.

Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $23.8 million in the second quarter 2020, compared to $16.4 million in the second quarter 2019. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. During the second quarter 2020, Crestwood’s NGL logistics business was able to take advantage of decreased NGL prices during the quarter to build NGL inventories and optimize its newly acquired storage assets to generate margin opportunities. In addition, similar to the NGL business, Crestwood’s crude marketing operations were able to utilize storage capacity to take advantage of the contango market and provide a market for stranded barrels. In the current environment, Crestwood expects to be able to optimize its expanded downstream marketing and storage assets as a result of on-going price volatility for crude, gas and NGLs during the pandemic.

Expenses

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the second quarter 2020 were $47.5 million compared to $45.7 million in the second quarter 2019. Early in the second quarter, Crestwood responded to the low-price environment by proactively reducing its O&M and G&A expenses primarily through a reduction in headcount and increased efficiencies across the company, and incurred approximately $8 million of severance and other costs to achieve those reductions. Crestwood expects these reductions will be fully reflected in its third quarter 2020 results and total approximately $40 million on an annual run-rate basis.

Second Quarter 2020 Business Update

Bakken Update

During the second quarter 2020, the Arrow system averaged crude oil gathering volumes of 87 MBbls/d, natural gas gathering volumes of 90 MMcf/d, natural gas processing volumes of 86 MMcf/d, and water gathering volumes of 73 MBbls/d. Processing volumes increased 148% over second quarter 2019 as a result of the in-service of the 120 MMcf/d Bear Den II processing plant in August 2019. Second quarter 2020 average volumes exceeded initial forecasts estimated by Arrow producers and significantly exceeded Crestwood’s revised guidance issued in May 2020, which assumed 50% of volumes on the system would be shut-in through July 2020. Currently, approximately 90% of estimated available Arrow production is flowing and based on current producer plans, Crestwood expects the Arrow system to return to 100% flow rates during the third quarter 2020.

In the second quarter 2020, Crestwood invested $16 million in the Bakken primarily for optimizations and improvements for the Arrow water gathering system. In late July, Crestwood’s key producers resumed completion activity on their DUC inventory and began connecting new wells to the Arrow system which will provide incremental volumes for the second half of 2020 and early 2021. Currently, approximately 20% of the active rigs in the Bakken are operating on the Fort Berthold Indian Reservation which drives Crestwood’s full year 2020 three-product well connect estimate of 60 - 70 to the Arrow system. As producers reimburse Crestwood for the majority of well connect capital, the company expects the minimal remaining 2020 capital investment to be focused on optimization projects to support producer water volumes.

NEWS RELEASE

DAPL Commentary

As previously announced, the status of the Dakota Access Pipeline (“DAPL”) temporary shutdown is uncertain at this time. As a result, Crestwood has been working with its Arrow customers to ensure all crude oil gathered on the Arrow system will have downstream market access. The Arrow gathering system currently connects to the DAPL, Hiland and Tesoro pipelines and is close to another long-haul takeaway pipeline to which the company is working to connect. Additionally, Crestwood can transport Arrow crude oil to COLT by pipeline or truck with total connectivity of approximately 200,000 barrels per day. In the event operations on DAPL are temporarily suspended, crude-by-rail facilities in the Bakken will become increasingly valuable and relevant as an alternative takeaway option. Crestwood’s COLT Hub facility is the leading crude oil terminal in the Bakken with multiple pipeline connections, storage capacity of 1.2 MMBbls and rail loading capacity of 160,000 barrels of crude oil per day. Historically, the COLT Hub, located on the BNSF rail line, has been a premier Bakken supply and aggregation source for marketers and refiners in the East and West coast markets, making it a natural supply aggregation point to clear barrels out of the Bakken markets.

Powder River Basin Update

During the second quarter 2020, the Jackalope system averaged gathering volumes of 91 MMcf/d and processing volumes of 87 MMcf/d. Volumes in the second quarter 2020 were affected by Jackalope’s anchor customer, Chesapeake Energy (“Chesapeake”) (OTC:CHKAQ), shutting-in a portion of its wells due to the depressed commodity price environment. Based on current market conditions and improving basin differentials, Crestwood expects shut-in wells to be fully brought back online by the beginning of the fourth quarter 2020 and remain on natural field decline through the balance of 2021.

During the second quarter, Crestwood paid $34 million of remaining invoices related to the 200 MMcf/d Bucking Horse II processing plant project, which was completed in the first quarter 2020. Based on revised production forecasts for the basin, Crestwood is actively engaged with other producers and midstream providers in the region to consolidate volumes from older, less-efficient third party processing plants in an effort to optimize Bucking Horse spare capacity, reduce operating costs and to provide better recoveries and improved netbacks for producers in the current commodity price environment.

Chesapeake Energy Update

On June 28, 2020, Chesapeake voluntarily filed for bankruptcy protection under Chapter 11 of the US Bankruptcy Code. To date, the Jackalope contract has not been named as a midstream contract Chesapeake is seeking to reject in the bankruptcy process. As a reminder, the Jackalope gathering and processing contract was renegotiated in January 2017 at market rates for a 20-year term and includes acreage dedication and covenant running with the land language. Additionally, Chesapeake is current on all receivables owed to Crestwood and there are full letters of credit in place supporting current operations. Crestwood is fully committed to continuing to operate the Jackalope and Bucking Horse assets and working with Chesapeake and its advisors throughout the bankruptcy process.

Delaware Basin Update

During the second quarter 2020, Crestwood’s Delaware Basin natural gas gathering assets averaged volumes of 190 MMcf/d, a 14% increase compared to 167 MMcf/d in second quarter 2019. The increase in gathering volumes in the Delaware Basin was driven by Royal Dutch Shell’s (“Shell”) continued development program on the Nautilus gathering system and lower than expected shut-ins during the second quarter on the Willow Lake gathering system. There were 22 wells connected to the Nautilus system in the first half of 2020, and as of the end of July, there were three rigs running on acreage dedicated to Crestwood.

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In the second quarter, capital invested in the Delaware Basin went towards the completion of the previously announced produced water gathering and disposal system for a large producer customer. During the quarter, Crestwood successfully drilled a deep salt water disposal well and constructed related infrastructure that now positions Crestwood to provide a safe and reliable produced water gathering and disposal solution to producers active between the company’s Willow Lake and Orla assets where produced water to oil ratios continue to exceed 8:1.

Capitalization and Liquidity Update

Crestwood invested approximately $50 million in consolidated growth capital projects during the second quarter 2020 which focused on the remaining invoices for the Bucking Horse II processing plant and Arrow water gathering system optimizations. With these projects now largely complete, Crestwood expects to invest minimal growth capital for the remainder of 2020 and as a result, expects to begin generating significant free cash flow beginning in the third quarter of 2020 that will be utilized to maximize liquidity and preserve balance sheet strength through the current down cycle.

As of June 30, 2020, Crestwood had approximately $2.6 billion of debt outstanding, comprised of $1.8 billion of fixed-rate senior notes and $801 million outstanding under its $1.25 billion revolving credit facility, resulting in a leverage ratio of 4.2x. Based on current market conditions and forecast, Crestwood anticipates a leverage ratio between 4.25x and 4.75x for full year 2020. Crestwood has more than $400 million of liquidity under its revolving credit facility. Crestwood remains committed to achieving a leverage ratio of 4.0x or less over the next 12 to 18 months. Going forward, the company expects to use availability under the revolver and free cash flow to manage its future cash needs and will continue to evaluate opportunistic non-core asset divestitures as an incremental alternative to further accelerate the strategy of preserving balance sheet strength through this down cycle.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

In June 2020, Crestwood published its 2019 sustainability report entitled Embracing a Culture of Sustainability. The second annual report provides enhanced transparency on the company’s environmental, social and governance (ESG) performance, and for the first time it includes multi-year trend data and analysis. Crestwood also highlights the progression on its three-year sustainability strategy as it continues to integrate sustainability into every aspect of its diversified midstream energy business. The 2019 sustainability report has been prepared in accordance with the Global Reporting Initiative (GRI) Standards - Core option and is aligned with the Sustainability Accounting Standards Board (SASB) midstream reporting framework. Following the issuance of the 2019 report, Bloomberg increased Crestwood’s total company ESG ranking by 65% to a revised score of 46.7, highlighting Crestwood’s commitment to enhanced disclosures on waste and air emissions data, as well the publication of its biodiversity policy. Additionally, as an organization that is always looking to deliver best in class performance, Crestwood understands diversity & inclusion is essential to succeeding in a rapidly changing industry and continues to foster a work environment founded on respect and inclusion. For more information on Crestwood’s Diversity & Inclusion statement and the 2019 sustainability report please visit https://esg.crestwoodlp.com.

NEWS RELEASE

Upcoming Conference Participation

Crestwood’s management intends to participate in the following upcoming virtual investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Citi One-on-One MLP/Energy Infrastructure Conference, August 12 – 13, 2020

•	NYSE Utilities and Midstream Investor Access Day, September 16, 2020

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

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Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 917-922-1746

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG and Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

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Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Gathering and processing	$114.5	$199.7	$329.4	$382.0
Storage and transportation	3.1	4.9	6.6	12.7
Marketing, supply and logistics	227.6	477.5	729.6	1,121.4
Related party	7.5	1.3	15.0	2.5

Total revenues	352.7	683.4	1,080.6	1,518.6

Cost of products/services sold	225.7	537.2	760.1	1,232.8
Operating expenses and other:
Operations and maintenance	31.6	34.7	69.2	63.3
General and administrative	29.5	22.3	44.4	59.5
Depreciation, amortization and accretion	61.0	49.3	117.1	89.1
Loss on long-lived assets, net	3.8	—	4.8	2.0
Goodwill impairment	—	—	80.3	—
Gain on acquisition	—	(209.4)	—	(209.4)

	125.9	(103.1)	315.8	4.5

Operating income	1.1	249.3	4.7	281.3
Earnings from unconsolidated affiliates, net	8.4	3.7	13.9	10.6
Interest and debt expense, net	(34.0)	(27.8)	(66.6)	(52.7)
Other income, net	0.1	0.1	0.2	0.2

Income (loss) before income taxes	(24.4)	225.3	(47.8)	239.4
(Provision) benefit for income taxes	0.1	(0.3)	0.1	(0.3)

Net income (loss)	(24.3)	225.0	(47.7)	239.1
Net income attributable to non-controlling partner	10.2	10.6	20.1	14.6

Net income (loss) attributable to Crestwood Equity Partners LP	(34.5)	214.4	(67.8)	224.5
Net income attributable to preferred units	15.0	15.0	30.0	30.0

Net income (loss) attributable to partners	$(49.5)	$199.4	$(97.8)	$194.5

Subordinated unitholders’ interest in net income	$—	$1.2	$—	$1.2

Common unitholders’ interest in net income (loss)	$(49.5)	$198.2	$(97.8)	$193.3

Net income (loss) per limited partner unit:
Basic	$(0.68)	$2.76	$(1.34)	$2.69

Diluted	$(0.68)	$2.58	$(1.34)	$2.53

Weighted-average limited partners’ units outstanding:
Basic	73.2	71.8	73.0	71.8
Dilutive	—	11.2	—	5.2

Diluted	73.2	83.0	73.0	77.0

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Selected Balance Sheet Data

(in millions)

	June 30, 2020	December 31, 2019
	(unaudited)
Cash	$6.7	$25.7

Outstanding debt:
Revolving Credit Facility	$801.2	$557.0
Senior Notes	1,800.0	1,800.0
Other	0.6	0.6

Subtotal	2,601.8	2,357.6
Less: deferred financing costs, net	25.9	29.1

Total debt	$2,575.9	$2,328.5

Partners’ capital
Total partners’ capital	$1,744.6	$1,932.8
Common units outstanding	73.6	72.3

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
EBITDA
Net income (loss)	$(24.3)	$225.0	$(47.7)	$239.1
Interest and debt expense, net	34.0	27.8	66.6	52.7
Provision (benefit) for income taxes	(0.1)	0.3	(0.1)	0.3
Depreciation, amortization and accretion	61.0	49.3	117.1	89.1

EBITDA (a)	$70.6	$302.4	$135.9	$381.2
Significant items impacting EBITDA:
Unit-based compensation charges	13.6	11.3	9.2	28.6
Loss on long-lived assets, net	3.8	—	4.8	2.0
Gain on acquisition	—	(209.4)	—	(209.4)
Goodwill impairment	—	—	80.3	—
Earnings from unconsolidated affiliates, net	(8.4)	(3.7)	(13.9)	(10.6)
Adjusted EBITDA from unconsolidated affiliates, net	17.9	14.0	37.2	33.6
Change in fair value of commodity inventory-related derivative contracts	21.5	3.7	15.7	4.8
Significant transaction and environmental related costs and other items	8.8	3.0	10.0	6.4

Adjusted EBITDA (a)	$127.8	$121.3	$279.2	$236.6

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$127.8	$121.3	$279.2	$236.6
Cash interest expense (c)	(32.8)	(31.0)	(66.0)	(57.2)
Maintenance capital expenditures (d)	(3.4)	(6.0)	(6.4)	(7.4)
Adjusted EBITDA from unconsolidated affiliates, net	(17.9)	(14.0)	(37.2)	(33.6)
Distributable cash flow from unconsolidated affiliates	17.0	12.7	35.0	31.2
PRB cash received in excess of recognized revenues (e)	7.9	6.0	12.2	6.0
(Provision) benefit for income taxes	0.1	(0.3)	0.1	(0.3)

Distributable cash flow attributable to CEQP	98.7	88.7	216.9	175.3
Distributions to preferred	(15.0)	(15.0)	(30.0)	(30.0)
Distributions to Niobrara preferred	(9.3)	(9.2)	(18.5)	(12.5)

Distributable cash flow attributable to CEQP common	$74.4	$64.5	$168.4	$132.8

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

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Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
EBITDA
Net cash provided by operating activities	$64.2	$63.0	$183.4	$193.9
Net changes in operating assets and liabilities	(7.7)	17.8	(11.4)	(35.0)
Amortization of debt-related deferred costs	(1.6)	(1.5)	(3.2)	(2.9)
Interest and debt expense, net	34.0	27.8	66.6	52.7
Unit-based compensation charges	(13.6)	(11.3)	(9.2)	(28.6)
Loss on long-lived assets, net	(3.8)	—	(4.8)	(2.0)
Gain on acquisition	—	209.4	—	209.4
Goodwill impairment	—	—	(80.3)	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.9)	(3.0)	(5.4)	(6.3)
Deferred income taxes	0.1	(0.1)	0.3	(0.3)
Provision (benefit) for income taxes	(0.1)	0.3	(0.1)	0.3

EBITDA (a)	$70.6	$302.4	$135.9	$381.2
Unit-based compensation charges	13.6	11.3	9.2	28.6
Loss on long-lived assets, net	3.8	—	4.8	2.0
Gain on acquisition	—	(209.4)	—	(209.4)
Goodwill impairment	—	—	80.3	—
Earnings from unconsolidated affiliates, net	(8.4)	(3.7)	(13.9)	(10.6)
Adjusted EBITDA from unconsolidated affiliates, net	17.9	14.0	37.2	33.6
Change in fair value of commodity inventory-related derivative contracts	21.5	3.7	15.7	4.8
Significant transaction and environmental related costs and other items	8.8	3.0	10.0	6.4

Adjusted EBITDA (a)	$127.8	$121.3	$279.2	$236.6

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gathering and Processing
Revenues	$128.8	$225.1	$383.7	$460.2
Costs of product/services sold	21.3	108.9	129.6	246.9
Operations and maintenance expenses	19.3	24.6	46.3	42.7
Loss on long-lived assets, net	(3.6)	(0.2)	(4.6)	(2.0)
Gain on acquisition	—	209.4	—	209.4
Goodwill impairment	—	—	(80.3)	—
Loss from unconsolidated affiliates, net	(1.0)	(2.8)	(0.2)	(3.0)

EBITDA	$83.6	$298.0	$122.7	$375.0

Storage and Transportation
Revenues	$5.5	$8.1	$11.6	$19.5
Costs of product/services sold	0.1	—	0.3	—
Operations and maintenance expenses	0.7	0.9	2.1	1.9
Earnings from unconsolidated affiliates, net	9.4	6.5	14.1	13.6

EBITDA	$14.1	$13.7	$23.3	$31.2

Marketing, Supply and Logistics
Revenues	$218.4	$450.2	$685.3	$1,038.9
Costs of product/services sold	204.3	428.3	630.2	985.9
Operations and maintenance expenses	11.6	9.2	20.8	18.7
Loss on long-lived assets, net	(0.2)	—	(0.2)	(0.2)

EBITDA	$2.3	$12.7	$34.1	$34.1

Total Segment EBITDA	$100.0	$324.4	$180.1	$440.3
Corporate	(29.4)	(22.0)	(44.2)	(59.1)

EBITDA	$70.6	$302.4	$135.9	$381.2

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Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gathering and Processing
Gas gathering volumes (MMcf/d)
Bakken - Arrow	89.9	79.0	104.4	77.0
Powder River Basin - Jackalope	90.8	145.5	122.4	138.6
Marcellus	259.2	299.9	264.8	308.3
Barnett	226.6	249.5	230.3	255.9
Delaware (a)	190.0	166.5	210.5	171.4
Other	31.8	35.1	26.8	37.6

Total gas gathering volumes	888.3	975.5	959.2	988.8
Processing volumes (MMcf/d)
Bakken - Arrow	86.4	34.9	98.4	33.2
Powder River Basin - Jackalope	87.4	127.6	114.3	121.6
Other	130.2	141.3	143.6	152.0

Total processing volumes	304.0	303.8	356.3	306.8
Compression volumes (MMcf/d)	336.6	375.7	356.9	373.5
Arrow Midstream
Bakken Crude Oil gathering volumes (MBbls/d)	87.1	88.9	108.1	90.9
Bakken Water gathering volumes (MBbls/d)	73.1	63.9	81.2	59.9

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.4	32.1	34.6	32.9
% of operational capacity contracted	99%	92%	99%	95%
Firm storage services (MMcf/d) (a)	199.5	235.9	166.7	243.3
Interruptible storage services (MMcf/d) (a)	—	17.1	1.0	12.8
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,584.1	1,479.4	1,614.1	1,522.5
% of operational capacity contracted	87%	81%	88%	83%
Firm services (MMcf/d) (a)	1,463.1	1,364.9	1,377.8	1,300.8
Interruptible services (MMcf/d) (a)	27.3	19.7	24.4	17.6
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.5	27.2	29.9	28.5
% of operational capacity contracted	79%	71%	78%	74%
Firm storage services (MMcf/d) (a)	313.9	325.7	303.3	330.1
Interruptible services (MMcf/d) (a)	64.5	35.6	70.4	50.3
COLT Hub
Rail loading (MBbls/d)	40.7	60.4	50.8	59.6
Outbound pipeline (MBbls/d) (b)	9.8	11.5	11.6	14.3

Marketing, Supply and Logistics
NGL volumes sold or processed (MBbls/d)	59.7	72.3	82.7	94.4
NGL volumes trucked (MBbls/d)	15.3	37.8	19.7	41.1

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.